Exhibit 1.1

ARTICLES OF INCORPORATION OF THE KOREA

ELECTRIC POWER CORPORATION

Enacted on December 8, 1981

1st Amended on May 29, 1984

2nd Amended on December 13, 1984

3rd Amended on August 1, 1985

4th Amended on December 3, 1986

5th Amended on May 24, 1989

6th Amended on June 23, 1989

7th Amended on March 18, 1991

8th Amended on November 21, 1992

9th Amended on March 15, 1996

10th Amended on March 19, 1997

11th Amended on April 11, 1998

12th Amended on August 29, 1998

13th Amended on March 20, 1999

14th Amended on June 29, 2001

15th Amended on August 12, 2003

16th Amended on June 15, 2005

17th Amended on September 7, 2007

18th Amended on March 6, 2008

19th Amended on March 30, 2009

20th Amended on March 12, 2010

21st Amended on March 21, 2011

CHAPTER I. GENERAL PROVISIONS

Article 1 (Name)

This Corporation shall be established under the Korea Electric Power Corporation Act (hereinafter called the “Act”) and named Hankook Chollryuk Kongsa, with its name in English the “Korea Electric Power Corporation” (its abbreviation in English shall be “KEPCO”) (hereinafter called the “Corporation”).

Article 2 (Purpose)

The Corporation shall conduct the following business activities:

1.	Development of electric power resources;

2.	Generation, transmission, transformation and distribution of electricity and other related business activities;

3.	Research and development of technology related to the businesses mentioned in Item 1 and 2 (Amended on 30 Mar. 2009);

4.	Overseas businesses related to the businesses mentioned in Item 1 through 3 (Newly established on 30 Mar. 2009);

5.	Investments or contributions related to the businesses mentioned in Items 1 through 4 (Amended on 30 Mar. 2009);

6.	Businesses incidental to Items 1 through 5;

7.	Development and operation of certain real estate held by the Corporation falling under one of the following:

(a)	it is necessary to develop certain real estate held by the Corporation due to external factors, such as the relocation, consolidation, conversion to indoor or underground facilities or deterioration of the Corporation’s substation or office; or

(b)	it is necessary to develop certain real estate held by the Corporation to accommodate the development of the relevant real estate due to such real estate being incorporated or adjacent to an area under planned urban development (Newly established on 21 Mar., 2011); and

8.	Other activities entrusted by the Government.

Article 3 (Location of the Head Office)

The head office of the Corporation shall be located in Seoul and the district divisions, district head offices and branches may be established pursuant to resolution of the Board of Directors. (Amended on March 12, 2010)

Article 4 (Change of Articles of Incorporation)

In case the Corporation intends to change the Articles of Incorporation, the Corporation shall obtain approval of the Minister of Knowledge Economy, following the resolutions of the Board of Directors and the General Meeting of Shareholders. (Amended on 30 Mar. 2009)

Article 5 (Method of Public Notice)

Public notice by the Corporation shall be posted on the homepage of the Corporation (http://www.kepco.co.kr). Provided, however, that if such posting is not possible due to unavoidable circumstances such as computer problems, such notice shall be provided in Seoul Shinmun and Maeil Kyungje (The Economics Daily), each in a daily newspaper which is published in Seoul. (Amended on 21 Nov. 1992, 20 Mar. 1999, 15 Jun. 2005, March 12, 2010)

CHAPTER II. SHARES

Article 6 (Total Number of Shares to be Issued)

The total number of shares which the Corporation is authorized to issue is 1,200,000,000 shares.

Article 7 (Par Value and Types of Shares and Denominations of Share Certificates)

(1)	The par value of a share shall be 5,000 Won. All shares to be issued by the Corporation shall be common stock and preferred stock, both of which shall be in registered form. (Amended on 21 Nov. 1992)

(2)	Share certificates shall be issued in eight (8) denominations of one (1), five (5), ten (10), fifty (50), one-hundred (100), five-hundred (500), one-thousand (1,000) and ten-thousand (10,000) shares. (Amended on 20 Mar. 1999)

Article 7-2 (Number and Rights of Preferred Shares)

(1)	The preferred shares to be issued by the Corporation shall not have voting rights. The total number of preferred shares authorized to be issued by the Corporation is 150,000,000 shares.

(2)	The dividend rate, which the Board of Directors decides upon issuing, on each preferred share shall be based on a preferred dividend rate which is an amount equal to or greater than eight (8) percent per annum of par value. (Amended on 19 Mar. 1997)

(3)	If the rate of dividends on each common share is greater than the rate of dividends on each preferred share, the difference shall be divided among the common shares and preferred shares on a pro rata basis. (Amended on 19 Mar. 1997)

(4)	If the dividends on preferred shares as set forth herein are not paid from the profits of any fiscal year, the accumulated amount of dividends will be paid on a priority basis the next fiscal year. (Amended on 19 Mar. 1997)

(5)	If the dividends on preferred shares as set forth herein are not paid for any fiscal year, the preferred shares shall be deemed to have voting rights from the General Meeting of Shareholders immediately following the General Meeting of Shareholders at which the resolution not to pay such dividends on preferred shares was adopted to the end of the General Meeting of Shareholders at which the resolution to pay such dividends on preferred shares is adopted. (Amended on 19 Mar. 1997)

(Newly established on 21 Nov. 1992)

Article 8 (Total Number of Shares to Be Issued at the Time of Incorporation)

The total number of shares to be issued by the Corporation at the time of incorporation shall be 608,334,637 shares.

Article 9 (Non-Issuance of Share Certificates)

Upon request from the shareholders, the Corporation shall not issue share certificates for all or a portion of the shares.

Article 10 (Preemptive Rights)

(1)	The Corporation shall allocate any new shares to shareholders in proportion to the number of shares held by each shareholder. However, in such case, the Corporation may, pursuant to the resolution of the Board of Directors, allocate preferred shares to holders of the outstanding preferred shares in proportion to their respective shareholding ratio. (Amended on 21 Nov. 1992, 15 Mar. 1996)

(2)	The Board of Directors shall determine disposition of new shares which have not been subscribed for (hereinafter referred to as the “non-subscribed shares”) or fractions of new shares (hereinafter referred to as the “fractional shares”).

(3)	Notwithstanding Paragraph (1), the Board of Directors may allocate new shares to persons other than existing shareholders pursuant to a resolution of the Board of Directors, in the event of any of the Items below: (Amended on 15 Mar. 1996, 11 Apr. 1998)

1.	If new shares are issued by public offering or underwritten by any underwriters pursuant to the Financial Investment Services and Capital Markets Act (the “FSCMA”) (Amended on 30 Mar. 2009);

2.	If new shares are preferentially allocated to members of the ESOA pursuant to the FSCMA (Amended on 30 Mar. 2009);

3.	If new shares represented by depositary receipts are issued pursuant to the FSCMA (Amended on 30 Mar. 2009);

4.	If new shares are issued by public offering pursuant to the FSCMA (Amended on 30 Mar. 2009); or

5.	If new shares are issued to any person who makes a contribution in-kind pursuant to the State Properties Act. (Newly established on 12 Aug. 2003, amended on 30 Mar. 2009)

(4)	Pursuant to a special resolution by the General Meeting of Shareholders, new shares may be issued and allocated to persons other than existing shareholders. (Amended on 15 Mar. 1996)

(5)	Notwithstanding Paragraph (1) above, new shares shall not be allocated to any shareholders who acquired shares in violation of relevant laws and regulations and these Articles of Incorporation.

Article 10-2 (Public Offering)

(1)	The Corporation may issue new shares by public offering of not more than 10% of the total number of issued and outstanding shares by a resolution of the Board of Directors, pursuant to the FSCMA. (Amended on 30 Mar. 2009)

(2)	If the Corporation issues new shares by public offering, the type, quantity and issue price of shares to be newly issued shall be determined by a resolution of the Board of Directors; provided that the issue price of such new shares shall not be less than the price as prescribed in the FSCMA and the Enforcement Decree thereof. (Amended on 30 Mar. 2009)

(Newly established on 11 Apr. 1998)

Article 11 (Calculation of Dividend for New Shares)

With respect to the distribution of dividends on new shares issued in any fiscal year for the purpose of rights offering or bonus issue or distribution of dividends, such new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year.

(Newly established on 19 Mar. 1997)

Article 12 (Restriction on the Concentration of Share Ownership)

(1)	No person other than the Government and the ESOA may own shares of the Corporation in excess of three percent (3%) of the total number of shares issued by the Corporation in his own amount, regardless of the nominal owner of the shares. (Amended on 29 Aug. 1998)

(2)	Any person who acquired shares in violation of Paragraph (1) may not exercise voting rights with regard to such shares. (Amended on 21 Nov. 1992)

Article 13 (Changes in Entries in the Register of Shareholders)

(1)	The Corporation may appoint a transfer agent.

(2)	The appointment of a transfer agent and the place and scope of business of the transfer agent shall be determined by the Board of Directors and publicly notified.

Article 14 (Report of Addresses, Names and Seals of Shareholders)

(1)	Shareholders and registered pledgees shall report to the transfer agent mentioned in Article 13 their respective names, addresses and seals.

(2)	Shareholders and registered pledgees who reside in foreign countries shall report their respective addresses to which and agents to whom notices may be given in Korea.

(3)	Any changes in the items stated in Paragraphs (1) and (2) shall also be reported.

Article 14-2 (Electronic Register of Shareholders)

The Corporation may prepare the register of shareholders in an electronic format as provided in the Commercial Act. (Newly established on March 12, 2010)

Article 15 (Suspension of Changes in the Register of Shareholders)

(1)	The Corporation shall suspend changes in the register of shareholders from January 1 to January 31 of each year. (Amended on 29 Aug. 1998, 7 Sep. 2007)

(2)	The Corporation shall permit the shareholders whose names appear in the register of shareholders on December 31 of each year to exercise the rights as shareholders in the Ordinary General Meeting of Shareholders held in respect of such fiscal year. (Amended on 29 Aug. 1998, 7 Sep. 2007)

(3)	If necessary for convening of an extraordinary Meeting of Shareholders or for other cause, the Corporation may set a record date regarding to the rights of shareholders or suspend changes in the register of shareholders for a period designated by the Corporation and not exceeding three (3) months pursuant to the resolution of the Board of Directors. The Corporation shall give public notice at least two (2) weeks prior to the day when the suspension of changes in the register of shareholders begins or the record date. (Amended on 29 Aug. 1998)

CHAPTER III. BONDS

Article 16 (Bonds)

The Corporation may issue its bonds pursuant to Article 16 of the Act and Articles 10 through 19 of the Enforcement Decree of the Act.

Article 17 (Issuance of Convertible Bonds)

(1)	The Corporation may issue convertible bonds to persons other than existing shareholders up to a total par value of two trillion (2,000,000,000,000) Won. (Amended on 21 Nov. 1992, 15 Mar. 1996)

(2)	The convertible bonds mentioned in Paragraph (1) may be issued on the condition that certain portion of par value of the convertible bonds as determined by the Board of Directors shall be converted into shares.

(3)	The shares to be issued upon conversion shall be either common shares (provided that the total par value of the convertible bonds converted into common shares shall be 1.5 trillion Won) or preferred shares (provided that the total par value of the convertible bonds convertible into preferred shares shall be 500 billion Won). The conversion price shall be decided by the Board of Directors at the time of issuance of convertible bonds; provided that the conversion price shall not be less than the par value of each share. (Amended on 21 Nov. 1992, 15 Mar. 1996)

(4)	The period during which bondholders may exercise their conversion rights shall commence from one (1) month from the issuance date of the convertible bonds and end on the day immediately preceding the redemption date thereof; provided that the Board of Directors may adjust the conversion period within the foregoing period by its resolution. (Amended on 21 Nov. 1992)

(5)	With respect to matters relating to any distribution of dividends on converted shares and any payment of interests on convertible bonds, provisions of Article 11 shall apply mutatis mutandis. (Amended on 21 Nov. 1992, 19 Mar. 1997)

Article 17-2 (Issuance of Bonds with Warrants)

(1)	The Corporation may issue bonds with warrants to persons other than existing shareholders up to a total par value of one trillion (1,000,000,000,000) Won.

(2)	The amount of new shares which can be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors; provided that the maximum amount of such new shares shall not exceed the par value of the bonds with warrants.

(3)	The shares to be issued upon exercise of warrants shall be either common shares (provided that the total par value of the bonds with warrants for common shares shall be 500 billion won) or preferred shares (provided that the total par value of the bonds with warrants for preferred shares shall be 500 billion won). The issue price shall be not less than the par value of the shares as determined by the Board of Directors at the time of the issuance of the relevant bonds with warrants.

(4)	The period during which the warrant holder may exercise his right to subscribe for new shares shall commence from one (1) month after the issuance date of the bonds with warrants and end on the day immediately preceding the redemption date thereof; provided that the Board of Directors may adjust the period for exercise of warrant within the foregoing period by its resolution.

(5)	With respect to matters relating to any distribution of dividends on shares issued upon any exercise of warrants, provisions of Article 11 shall apply mutatis mutandis. (Amended on 19 Mar. 1997)

(Newly established on 21 Nov. 1992)

Article 17-3 (Limit on the Issuance of Equity Related Bonds)

Notwithstanding Article 17, Paragraph (1) and Article 17-2, Paragraph (1) above, the aggregate of the total par value of the convertible bonds and the total par value of the bonds with warrants may not exceed two trillion (2,000,000,000,000) Won. (Amended on 15 Mar. 1996)

(Newly established on 21 Nov. 1992)

CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 18 (Convention of General Meeting of Shareholders)

(1)	The ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year and the extraordinary General Meeting of Shareholders shall be held at such other times as are deemed necessary.

(2)	The General Meeting of Shareholders shall be held at the place where the head office is located.

(3)	The General Meeting of Shareholders shall be convened by the President. In the event that the President is absent or fails to serve, then the person designated in the order and method of Article 28, Paragraph (3) shall convene the meeting. (Amended on 18 Mar. 1991, 20 Mar. 1999)

(4)	At the General Meeting of Shareholders, no resolutions shall be made on any matters other than the agenda set forth in the prior notice to shareholders.

Article 19 (Notice of Convening of the General Meeting of Shareholders)

In convening a General Meeting of Shareholders, written notice, stating the date, time and place of the meeting and the agenda for such Meeting, shall be dispatched at least two (2) weeks prior to the date set for such Meeting; provided, however, that with respect to shareholders holding not more than 1% of the total number of issued and outstanding voting shares, the notice may be replaced by giving at least two (2) week advance public notice with respect to the convening of and agenda for the Meeting at least twice in at least two (2) daily newspapers published in Seoul or giving such public notice at DART (Data Analysis, Retrieval and Transfer System) operated by the Financial Supervisory Service or the Korea Exchange. (Amended on 30 Mar. 2009)

Article 20 (Chairman)

The chairman of the General Meeting of Shareholders shall be the President. In the event that the President is absent or fails to serve, then the person designated pursuant to the order and method of Article 28, Paragraph (3) shall serve as Chairman. (Amended on 18 Mar. 1991, 20 Mar. 1999)

Article 21 (Maintenance of Order by the Chairman)

(1)	The Chairman of the General Meeting of Shareholders may order those who try to obstruct proceedings of disturbing public order to stop or cancel their speeches or to leave the hall.

(2)	The chairman of the General Meeting of Shareholders may limit the length and time of speeches by shareholders for the smooth progress of proceedings.

Article 22 (Voting Rights of Shareholders)

(1)	Each shareholder shall have one (1) voting right for each share he owns.

(2)	Shares owned by the Corporation itself shall not have voting rights.

Article 23 (Exercise of Voting Right by Proxy)

(1)	Shareholders may exercise their voting rights by proxy.

(2)	The proxy holder mentioned in Paragraph (1) shall submit a document establishing his authority (power of attorney) before the opening of the General Meeting of Shareholders.

(3)	The Corporation may solicit proxies in accordance with the FSCMA and the Enforcement Decree thereof. (Amended on 30 Mar. 2009)

Article 24 (Quorum and Adoption of Resolutions)

All resolutions of general meetings of shareholders, except as otherwise provided by the relevant laws and regulations, shall be adopted if the approval of a majority vote of the shareholders present at such meeting is obtained and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding. (Amended on 15 Mar. 1996)

Article 25 (Preparation of Minutes)

The proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in minutes which shall bear the name and seal or signature of the chairperson and the directors present, and shall be kept at the Corporation’s head office, the district divisions (district head offices) and branches. (Amended on 15 Mar. 1996, March 12, 2010)

Article 25-2 (Management Disclosure)

In order to ensure management transparence and provide to the shareholders information relating to the management of the Corporation, the Corporation shall disclose information on the management of the corporation according to Article 11 of the Act on Management of Public Institutions.

(Newly established on 7 Sep. 2007)

CHAPTER V. OFFICERS AND EMPLOYEES

Article 26 (Number of Officers)

(1)	The Corporation shall have not more than fifteen (15) directors. The number of standing directors including the President shall not be more than seven (7) persons and the number of non-standing directors shall be not more than eight (8) persons; provided that the total number of standing directors should be less than 50/100 of the total number of directors.

(2)	Deleted on 7 Sep. 2007

(Amended on 20 Mar. 1999)

Article 26-2 (Appointment of Officers)

(1)	The person who receives multiple recommendations by the Officer Recommendation Committee (hereinafter, “Officer Recommendation Committee”) for the position of President pursuant to Article 28-2, deliberated and passed by the Public Institutions Operations Committee (hereinafter, “Operation Committee”) pursuant to Article 8 of the Act on Management of Public Institutions, shall be appointed by the President of the Republic of Korea as motioned by the Minister of Knowledge Economy through a resolution of the General Meeting of Shareholders. (Amended on 7 Sep. 2007, 30 Mar. 2009)

(2)	The Standing Directors except for the President shall be appointed by the President through a resolution of the General Meeting of Shareholders. Provided, however, that a Standing Director who becomes a member of the Audit Committee in accordance with the provisions of Article 41-2 (hereinafter, “Standing Audit Commissioner”) shall be appointed by the President of the Republic of Korea, with the recommendation of the Minister of Strategy and Finance, after the deliberation and resolution of the Operation Committee and the resolution of the General Meeting of Shareholders from the pool of candidates who have been recommended by the Officer Recommendation Committee. (Amended on 15 Jun. 2005, 7 Sep. 2007, March 12, 2010)

(3)	The non-standing director shall be selected from the experts from the private sector (provided, however, that public service personnel shall be limited to public educational officials at national or public schools as defined under the Public Educational Officials Act) who have ample expert knowledge and experience on management and have received multiple recommendations by the Officer Recommendation Committee, and appointed by the Minister of Strategy and Finance upon deliberation and resolution by the Operation Committee. (Amended on 15 Jun. 2005, 7 Sep. 2007, 30 Mar. 2009)

(4)	Deleted on 7 Sep. 2007

(5)	Deleted on 7 Sep. 2007

(6)	The President shall not be discharged from office unless the person who appointed the President discharges the President pursuant to Article 22 Paragraph (1), Article 35 Paragraph (3), and Article 48 Paragraph (6) of the Act on the Management of Public Institutions. (Newly established on 7 Sep. 2007)

(Newly established on 20 Mar. 1999)

Article 27 (Officers’ Term of Office)

(1)	The President’s term of office shall be (3) years, and the directors’ terms of office shall be (2) years. (Amended on 11 Apr. 1998, 7 Sep. 2007)

(2)	An officer’s term of office may be renewed by an increment of one (1) year pursuant to Article 28, Paragraph (2) of the Act on the Management of Public Institutions. (Newly established on 7 Sep. 2007)

(3)	The renewal of an officer’s term of office pursuant to Paragraph (2) above shall not require the recommendation of the Officer Recommendation Committee. (Newly established on 7 Sep. 2007)

(4)	The renewal of the President’s term of office pursuant to Paragraph (2) above shall require the execution of a new contract pursuant to Article 28-3(3). Such renewal does not require the resolution of the Officer Recommendation Committee pursuant to Article 28-3(2). (Newly established on 7 Sep. 2007)

(5)	An officer whose term of office has expired shall perform his duties until his successor has been appointed.

Article 28 (Duties of Officers)

(1)	(Deleted on 7 Sep. 2007)

(2)	The President shall represent the Corporation, supervise the affairs of the Corporation, and take the responsibility for the results of administration of the Corporation.

(3)	In the event that the President cannot perform his duties due to an unavoidable reason, one of the Standing Directors shall act for the President in such order of priority as shall be specified in the Organization Regulations. However, if none of the Standing Directors is able to serve as the chairperson of the Board of Directors, the Senior Non-standing Director, the most senior Non-standing Director (based on the date of appointment if the Senior Non-standing Director is unable to serve) and the eldest Non-standing Director (based on age if there are more than one such most senior Non-standing Director) shall serve as the chairperson of the Board of Directors, in that order of priority. (Amended on 7 Sep. 2007)

(4)	Directors shall deliberate on the agenda presented to the Board of Directors for discussion and participate in the voting.

(5)	The standing directors shall assist the President to implement business of the Corporation. The title of a standing director shall be any of Executive Vice President, Vice-President or Head of Business Organization.

(6)	The sharing of business among the standing directors shall be determined by the President. (Amended on 29 Jun. 2001)

(7)	(Deleted on 7 Sep. 2007)

(Amended on 20 Mar. 1999)

Article 28-2 (Presidential Recommendation Committee)

(1)	The Corporation shall recommend candidates for officers, and shall organize and manage the Officer Recommendation Committee in order to carry out tasks relating to the Presidential candidate’s contract pursuant to Article 28-3 Paragraph (2). (Amended on 7 Sep. 2007)

(2)	The Officer Recommendation Committee shall consist of members selected by the Board of Directors totaling not less than five (5) and not more than fifteen (15) persons, and the Board of Directors shall elect less than one-half of the Officer Recommendation Committee. (Amended on 7 Sep. 2007)

(3)	No officer or employee of the Corporation (except for Non-standing Directors) and any public employee (except for teachers as defined under the Public Educational Officials Act) shall be eligible to become a member of the Officer Recommendation Committee. (Amended on 7 Sep. 2007)

(4)	The chairperson of the Officer Recommendation Committee shall be elected from its members who are Non-standing Directors by the vote of the members of the Officer Recommendation Committee. (Amended on 7 Sep. 2007)

(5)	(Deleted on 7 Sep. 2007)

(6)	The Officer Recommendation Committee shall act by the affirmative votes of the majority of its members. (Amended on 7 Sep. 2007)

(7)	The Officer Recommendation Committee shall examine the qualification of the candidates for officers in accordance with the criteria for examination of qualification of candidates for officers as determined by the Board of Directors after taking into account the following criteria: (Amended on 7 Sep. 2007)

1.	Criteria for evaluation of talent and ability as an officer; and (Amended on 7 Sep. 2007)

2.	Criteria for evaluation of the expert knowledge of and experience in the electric power industry.

(Newly established on 20 Mar. 1999)

Article 28-3 (Administration Agreement with President)

(1)

In connection with the appointment of the President pursuant to Article 26-2 Paragraph (1), the Board of Directors shall prepare a proposed contract setting forth the specific management goals and incentive structure for the President during such President’s term and submit it to the Officer Recommendation Committee. The President cannot participate in the Board meeting where such proposed contract shall be determined. (Amended on 7 Sep. 2007)

(2)	The Officer Recommendation Committee shall negotiate the terms and conditions of the proposed contract as submitted to it pursuant to Paragraph (1) above with the candidate for the President’s office to be recommended by the Committee, and shall report the outcome to the Minister of Knowledge Economy. For purposes of such negotiation, the Officer Recommendation Committee may change certain terms and conditions of the contract, as necessary. (Newly established on 7 Sep. 2007, amended on 30 Mar. 2009)

(3)	The person who is appointed as the President of the Corporation shall execute the contract with the Minister of Knowledge Economy pursuant to Paragraph (2) above. The Minister of Knowledge Economy may negotiate with the person appointed as the President and may change the terms and conditions of the contract from the contract determined pursuant to Paragraph (1) or (2) above. (Newly established on 7 Sep. 2007, amended on 30 Mar. 2009)

(4)	The President and the Minister of Knowledge Economy may change the terms and conditions of the contract after the execution thereof through mutual negotiation in the event of unavoidable circumstances, pursuant to Paragraph (3) above. (Newly established on 7 Sep. 2007, amended on 30 Mar. 2009)

(5)	The President may execute performance agreements with Standing Directors (other than the Standing Audit Commissioner) and executive officers, and may review the performance records. If the performance records are low based on the review, the President may discharge such Standing Directors and executive officers. (Amended on 7 Sep. 2007, March 12, 2010)

Article 28-4 (Deleted on 7 Sep. 2007)

Article 28-5 (Deleted on 7 Sep. 2007)

Article 29 (Appointment and Dismissal of Employees)

(1)	The employees of the Corporation shall be appointed and dismissed by the President.

(2)	The employees shall be appointed in accordance with their scores on tests, service records, and other actual proof of abilities.

(3)	The acting directors described in Article 30 shall be appointed from among the employees of the Corporation. (Amended on 20 Mar. 1999)

Article 30 (Executive Officers)

(1)	The Corporation may have not more than four (4) acting directors who will be the first raked officers for the efficient implementation of the Corporations business.

(2)	The term of the offices of the acting directors shall be one (1) year and may be reappointed. However, if any of the following events occur, an acting director may be dismissed before the expiry of his term of office:

1.	The acting director is unable to perform his duties for at least six (6) months due to physical or mental disability;

2.	The management results of the acting director’s responsible area are extremely poor due to his serious lack of ability to perform duties; and

3.	As a result of the reformation of the organization, the office of the acting director is abolished, or the actual number of such acting director exceeds the total number of the acting directors specified for such office.

(3)	The title of the acting directors shall be any of the Heads of Business Organization or the Chiefs of special task forces. The age limit for service of the executive officer shall be sixty-one (61) years old.

(4)	The sharing of responsibilities of the acting directors shall be determined by the President.

(Amended on 20 Mar. 1999)

Article 31 (Deleted on 20 Mar. 1999)

Article 32 (Restriction on Officers’ and Employees’ Holding of Concurrent Positions)

No Standing Director or employee of the Corporation shall engage in any business activities for profit other than the performance of his duties for the Corporation. The President may engage in not-for-profit activities upon obtaining approval of the Minister of Knowledge Economy, Standing Directors and employees of the Corporation may engage in not-for-profit activities upon obtaining approval of the President. (Amended on 7 Sep. 2007, amended on 30 Mar. 2009)

Article 33 (Restriction on Power of Representation of the President)

With regard to matters in which the interest of the President conflicts with that of the Corporation, the President shall not represent the Corporation.

Article 34 (Appointment of Attorney-in-fact)

The President may appoint an attorney-in-fact from among the employees who shall be authorized to do all judicial or non-judicial acts relating to all or any part of the business of the Corporation.

Article 35 (Remuneration for Officers and Employees)

(1)	The maximum limit of remuneration for officers shall be determined by a resolution of the General Meeting of Shareholders. (Newly inserted on 6 Mar. 2008)

(2)	The standards and payment method for remuneration of officers and employees shall be determined by a resolution of the Board of Directors. (Amended on 7 Sep. 2007, 6 Mar. 2008)

(3)	The standards for remuneration in Paragraph (2) with respect to the President and the Standing Directors shall be determined by the Board of Directors pursuant to the guidelines on remuneration established by the Minister of Strategy and Finance upon deliberation and resolution by the Operation Committee, taking into account the following. (Amended on 7 Sep. 2007, 6 Mar. 2008, amended on 30 Mar. 2009)

1.	President: Evaluation of the Corporation’s performance records, the terms of the contract and the level of performance under the performance contract pursuant to Article 28-3 Paragraphs (3) and (4);

2.	Standing Directors (other than the Standing Audit Commissioner): Performance evaluation under the performance agreement pursuant to Article 28-3 Paragraph (5); and (Amended on March 12, 2010)

3.	Standing Audit Commissioner: Performance evaluation pursuant to Article 36 of the Act on the Management of Public Agencies. (Newly established on March 12, 2010)

(4)	Any interested officer may not participate in the meeting of the Board of Directors which is convened to determine the remuneration of officers in Paragraphs (2) and (3). (Amended on 20 Mar. 1999, 6 Mar. 2008, 30 Mar. 2009)

Article 36 (Advisor)

(1)	The President of the Corporation may commission an advisor.

(2)	The advisor shall advise the President with respect to important matters relating to the business of the Corporation.

CHAPTER VI. BOARD OF DIRECTORS

Article 37 (Establishment and Organization of the Board of Directors)

(1)	The Corporation shall establish the Board of Directors.

(2)	The Board of Directors shall be divided into standing directors (including the President) and non-standing directors. (Amended on 11 Apr. 1998, 20 Mar. 1999)

(3)	Deleted on 7 Sep. 2007

(4)	The Chairperson of the Board of Directors becomes a Senior Non-standing Director pursuant to Article 37-2. However, if the Chairperson of the Board of Directors becomes unable to carry out his duties due to unavoidable reasons, the most senior Non-standing Director (based on the date of appointment if the Senior Non-standing Director is unable to serve) and the eldest Non-standing Director (based on age if there are more than one such most senior Non-standing Director) shall serve as the Chairperson of the Board of Directors, in that order of priority. (Amended on 7 Sep. 2007)

Article 37–2 (Senior Non-standing Director)

(1)	The Corporation shall have one (1) Senior Non-standing Director.

(2)	The Senior Non-standing Director shall be appointed by the Minister of Strategy and Finance upon deliberation and resolution by the Operation Committee. (Amended on 30 Mar. 2009)

(3)	The Senior Non-standing Director may call and preside over a non-standing director’s meeting to discuss the matters for resolution by the Board of Directors meeting and other matters related to the management of the Corporation.

(4)	The President shall assist the Senior Non-standing Director as necessary for the Senior Non-standing Director to be able to perform his duties.

(Newly established on 7 Sep. 2007)

Article 38 (Matters for Resolution by the Board of Directors) (Amended on 7 Sep. 2007)

(1)	The Board of Directors shall deliberate, and make resolutions on the following matters;

1.	Setting objectives for the administration, budget, financial plan and operating program;

2.	Use of emergency funds, and budget carry-over;

3.	Settlement of accounts;

4.	Acquisition and disposal of basic property;

5.	Raising of long-term loans, issuing of bonds and planning for the redemption thereof;

6.	Electric rates;

7.	Disposition of surplus funds;

8.	Investment of contribution to other corporations; (Amended on 7 Sep. 2007)

9.	Amendment of the Articles of Incorporation;

10.	Establishment and revision of the regulations of the Corporation;

11.	Guarantee of the debt of other corporations; (Amended on 7 Sep. 2007)

12.	Director compensation (Amended on 7 Sep. 2007)

13.	Other matters deemed necessary by the President for which the Board of Director’s deliberation and resolution have been requested. (Amended on 7 Sep. 2007)

14.	Any other matters deemed necessary by the Board of Directors.

(2)	With respect to matters for deliberation and resolution stated in Paragraph (1) above, the scope and the standard of deliberation and resolution by the Board of Directors shall be determined by the Regulation on the Board of Directors.

(Amended on 20 Mar. 1999)

Article 38-2 (Subjects to be Reported to the Board of Directors)

(1)	The President shall report the following to the Board of Directors:

1.	Matters noted by the audit by the National Assembly, accounting audit pursuant to Article 43-1 of the Act on the Management of Public Institutions, audit by the Board of Audit and Inspection pursuant to Article 52 of the Act on the Management of Public Institutions, as well as planned corrective measures and the performance thereof;

2.	Outcome of the Corporation’s collective bargaining and estimate of the required budget (only to the extent that a collective bargaining agreement has been executed); and

3.	Any other matters which the Board of Directors requires that the President to report.

(Newly established on 7 Sep. 2007)

Article 39 (Proposing Persons)

Matters required to be determined by a resolution of the Board of Directors shall be proposed by the President or any other director. (Amended on 11 Apr. 1998)

Article 40 (Meeting of the Board of Directors)

The meeting of the Board of Directors shall be called by the Chairperson of the Board of Directors or upon the request of more than one third of the Directors, and the Chairman shall preside over such meeting. (Amended on 11 Apr. 1998, 20 Mar. 1999, 7 Sep. 2007)

Article 41 (Quorum of Opening Meeting and Voting)

(1)	Resolutions of the Board of Directors shall be adopted in the presence of a majority of the directors in office and by the affirmative vote of a majority of the directors in office.

(2)	In case any directors are restricted from participating in the resolution of the Board of Directors pursuant to the applicable laws and regulations or these Articles of Incorporation, the number of such directors shall not be included to the number of directors in office described in Paragraph (1) above.

(3)	No President or Director who has a special interest in a matter for the resolution by the Board of Directors may vote on such matter. (Amended on 7 Sep. 2007)

(4)	The Board of Directors may create a committee in the event that a need for such committee is recognized. The Board of Directors by resolution may decide upon the details pertaining to the composition, authority and management of such committee unless otherwise provided by law. (Amended on 7 Sep. 2007)

(5)	In regard to the Board of Directors’ communications methods, Article 391-2 of the Commercial Code shall apply as to the resolutions regarding the means of communication for the Board of Directors. (Amended on 7 Sep. 2007)

(Amended on 20 Mar. 1999)

Article 41-2 (Composition of the Audit Committee)

(1)	For purposes of the committee pursuant to Article 41-4, the Corporation shall establish an Audit Committee in lieu of a Board of Auditors.

(2)	The Audit Committee shall consist of three (3) Directors, provided that at least two (2) members of the Audit Committee shall be Non-standing Directors and at least one (1) member of the Audit Committee shall be an accounting or financial expert pursuant to the Enforcement Decree of the Commercial Code. (Amended on 30 Mar. 2009, 21 Mar. 2011)

(3)	The Audit Committee shall by resolution elect one of its members who is a Non-standing Director as the Committee Chairperson, and the Chairperson shall represent the Audit Committee.

(Newly established on 7 Sep. 2007)

Article 41-3 (Responsibilities of the Audit Committee)

(1)	The Audit Committee shall conduct an audit on the Corporation’s business and accounting, and shall report the results of such audit to the Board of Directors.

(2)	The Audit Committee may request management reporting from affiliated corporations, as necessary to carry out its duties. If the affiliated corporations do not promptly report or if there is a need to verify such report, the Audit Committee may inspect the business and assets of the affiliated corporations.

(3)	The Audit Committee shall approve the selection of outside auditors.

(4)	The Audit Committee shall represent the Corporation in cases of a conflict of interests between the Corporation and the President.

(5)	In addition to the matters set forth in Paragraphs (1) through (4) above, the Audit Committee shall carry out such matters as delegated by the Board of Directors.

(Newly established on 7 Sep. 2007)

Article 42 (Deleted on 7 Sep. 2007)

Article 43 (Urgent Enforcement)

(1)	In the event that there is not enough time or it is otherwise impossible to convene a meeting of the Board of Directors, the President may act on such urgent affairs first and then place such urgent affairs before the Board of Directors for approval in the shortest time possible. (Amended on 11 Apr. 1998)

(2)	In the event that the Board of Directors does not approve a matter requiring urgent enforcement as provided for in Paragraph (1) above, the measure taken shall become void from such time.

Article 44 (Minutes of the Board of Directors)

The course of the proceedings of the meeting of the Board of Directors and the results thereof shall be recorded in minutes, which shall bear the names and seals or signatures of the chairman and the directors present at such meeting and shall be kept at the Corporation’s head office. (Amended on 15 Mar. 1996)

Article 45 (Request for Audit)

More than two (2) Non-standing Directors may, if deemed necessary, request the Audit Committee to conduct an audit on specific issues related to the management of the Corporation. Absent a special reason, the Audit Committee shall comply with the request. (Amended on 7 Sep. 2007)

CHAPTER VII. ACCOUNTING

Article 46 (Fiscal Year)

The fiscal year of the Corporation shall be the same as that of the Government.

Article 47 (Budget and Accounting)

The budgeting and accounting of the Corporation shall be governed by the provisions of the Act on the Management of Public Institutions. (Amended on 7 Sep. 2007)

Article 48 (Disposition of Profit)

If the Corporation shows a profit at the end of any fiscal year, the profit from such fiscal year shall be disposed of in the following order of priority, pursuant to the resolution of the General Meeting of Shareholders;

1.	Covering any accumulated deficit;

2.	Setting aside, as legal reserve, two-tenths or more of the profit until the accumulated reserve reaches one-half of the capital of the Corporation;

3.	Paying dividends to shareholders;

4.	Setting aside reserve for business expansion;

5.	Setting aside reserve for dividends equalization; and (Newly Established on 20 Mar. 1999)

6.	Carrying forward as surplus profit.

Article 49 (Accounting)

All matters of accounting shall be confirmed through the resolution of the General Meeting of Shareholders.

Article 50 (Submission, Approval, Publication and Keeping of Financial Statements)

(1)	The President of the Corporation shall prepare and submit to the Audit Committee, no later than six (6) weeks before the date set for an ordinary General Meeting of Shareholders, the following documents and supplementary schedules thereto and a business report, following approval thereof by the Board of Directors: (Amended on 7 Sep. 2007)

1.	A balance sheet;

2.	A statement of profit and loss; and

3.	A statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Audit Committee shall submit an audit report to the President at least one (1) week prior to the ordinary General Meeting of Shareholders. (Amended on 11 Apr. 1998, 7 Sep. 2007)

(3)	From one (1) week before the day set for the ordinary General Meeting of Shareholders, the Corporation shall keep the documents set forth in Item 1 through 3 of Paragraph (1) above together with the business report and audit report at the head office for five (5) years and shall keep copies of such documents and reports at the district divisions (district head offices) and branches for three (3) years. (Amended on March 12, 2010)

(4)	The documents set forth in Item 1 through 3 of Paragraph (1) above shall be submitted to the ordinary General Meeting of Shareholders for its approval, and the contents of the business report shall be reported.

(5)	The Corporation shall, without delay, give public notice of the balance sheet when the documents set forth in Item 1 through 3 of Paragraph (1) above are approved by the General Meeting of Shareholders.

Article 51 (Dividends)

(1)	Any rights to dividends shall be extinguished by prescription unless exercised with five (5) years.

(2)	Dividends to which rights has extinguished pursuant to Paragraph (1) above shall revert to the Corporation.

(3)	The Corporation may pay dividends to shareholders other than the Government preferentially.

(4)	The Corporation shall make efforts to treat the members of ESOA favorably in payment of dividends.

Article 52 (Deleted on 29 Aug. 1998)

ADDENDA

Article 1 (Implementation Date)

This Articles of Incorporation shall be implemented on and after the date of incorporation.

Article 2 (Succession of Legal Rights and Obligations)

(1)	The Corporation shall be the general successor of Korea Electric Company in terms of its legal rights and obligations.

(2)	Based on the above mentioned, the asset to be passed onto the Corporation shall be priced by the book value of the day before the establishment date of the Corporation, while the asset shall be considered as the Government investment capital of the Corporation.

Article 3 (Interim Measures on the Extinctive Prescription of Bonds)

The extinctive prescription of the principal and interest of the bonds issued under the Korea Electric Power Company regulations shall follow previous regulations.

Article 4 (Employee Status)

The existing employees of the Korea Electric Power Company at the time of incorporation of the Corporation shall be deemed as employees of the Corporation.

Article 5 (Company Regulations)

(1)	The company regulations of the Korea Electric Power Company shall be applied to the Corporation after its incorporation, and the wording of ‘Korea Electric Power Company’ shall be changed to ‘Korea Electric Power Corporation’.

(2)	Company regulations of the paragraph (1) in conflict with the laws and regulations shall be void.

(3)	Company regulations of the paragraph (1) shall be consolidated and updated within 3 months of the incorporation.

Article 6 (Details on the Establishment Committee)

(1)	Addresses and names of the establishment committee are as follows.

(2)	Following committee members sign and pass this Articles of Incorporation under the Incorporation Law Addenda Article 9.

Establishment Committee:

Address: 168-43 Sungbuk-dong, Sungbuk-gu, Seoul

Name: Choi, Dong Kyu

Address: 5-10 Hyehwa-dong, Chongro-gu, Seoul

Name: Lee, Bong Suh

Address: 7-1305 Miju APT, 2 Chungryang-dong, Dongdaemun-gu, Seoul

Name: Kim, Tae Seung

Address: 5/4 86-36 Sangsu-dong, Mapo-gu, Seoul

Name: Lee, Dong Ho

Address: 1-1005 Samik APT, Ichon-dong, Yongsan-gu, Seoul

Name: Yoon, Seung Sik

Address: 52-404 Walkerhill APT, 21 San, Gwangjang-dong, Sungdong-gu, Seoul

Name: Sung, Nak Jung

ADDENDA (1984.5.29)

Article 1 (Implementation Date)

This Articles of Incorporation shall be implemented on and after the date of incorporation.

Article 2 (Interim Means on Tenure of Executive Officers)

In case the Corporate Chairman or Corporation Supervisor is reelected, their tenures shall be calculated with previous tenures under previous regulations included.

Article 3 (Interim Means on Tenure of Executive Members)

In case the Executive Members are reappointed under the Government Investment Company Act Addenda Article 4-1 as Executive Members under Article 12, their tenures shall be calculated with previous tenures under previous regulations included.

ADDENDA (1984.12.13)

The Articles of Incorporation shall be implemented on and after the date of June 1, 1984.

ADDENDA (1985.8.1)

The Articles of Incorporation shall be implemented on and after the date of promulgation.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of December 3, 1986.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of May 24, 1989.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of June 23, 1989.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of March 18, 1991.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of November 21, 1992.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of March 15, 1996; provided that the provisions of Articles 24, 25, 44 shall be applicable on and after the date of October 1, 1996.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of March 19, 1997.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of April 11, 1998.

ADDENDA

The Articles of Incorporation shall be implemented on and after the date of August 29, 1998.

ADDENDA (1999.3.20)

(1)	(Enforcement Date) The Articles of Incorporation shall be implemented on and after the date of promulgation; provided that the provisions of Articles 37, 38 and 40 shall be applicable to the date of first Board of Directors’ meeting after the appointment of new member(s).

(2)	(Special Exception to Existing Executive Officers) The executive officers governed by the former Articles of Incorporation shall be considered as employees of the Corporation.

ADDENDA (2001.6.29)

The Articles of Incorporation shall be implemented on and after the date of promulgation.

ADDENDA (2003.8.12)

The Articles of Incorporation shall be implemented on and after the date of promulgation.

ADDENDA (2005.6.15)

(1)	(Enforcement Date) These Articles of Incorporation shall become effective on the date of promulgation.

(2)	(Transitional Measures concerning Auditor) The Auditor in office as of the effectiveness of these articles of incorporation, appointed by the articles of incorporation which was in effect immediately prior to these articles of corporation, shall be deemed as standing auditor appointed by these articles of incorporation.

ADDENDA (2007. 9 .7)

(1)	(Effective) These Articles of Incorporation is effective from the date of proclamation.

(2)	(Special Application for Officers’ Terms of Office) Notwithstanding Article 27, the Directors who were in office when the Corporation was designated as a Public Institution pursuant to Article 6 of the Act on the Management of Public Institutions shall be deemed as appointed under these Articles of Incorporation and the above-mentioned Act, and their terms of office shall be the remainder of the terms in effect at the time of the commencement of such terms pursuant to the law and the articles of incorporation then in effect.

(3)	(Special Application for the President’s Employment Contract) Notwithstanding Article 28-3, the contract between the Corporation and the President relating to the management and performance of the President who was in office at the time that the Corporation was designated as a Public Institution pursuant to Article 6 of the Act on the Management of Public Institutions shall be deemed as a contract that has been executed in accordance to these Articles of Incorporation,

(4)	(Special Application for the Audit Committee) Notwithstanding Article 41-2, the rules relating to the Audit Committee shall take effect upon the expiration of the term of the auditor in employment at the time when the Corporation was designated as a Public Institution pursuant to Article 6 of the Act on the Management of Public Institutions, and until then the corresponding rules that were previously in effect shall be governing.

ADDENDA (2008.3.6)

The Articles of Incorporation shall be implemented on and after the date of promulgation.

ADDENDA (2009.3.30)

The Articles of Incorporation shall be implemented on and after the date of promulgation.

ADDENDA (2010.3.19)

The Articles of Incorporation shall be implemented on and after the date of promulgation. Provided that the provisions of Article 5 and Article 14-2 shall be implemented on and after May 29, 2010.

ADDENDA (2011.3.21)

The Articles of Incorporation shall be implemented on and after the date of promulgation.